Exhibit 99.1

STANDSTILL AGREEMENT

This Standstill Agreement, dated as of June 11, 2021 (this “Standstill Agreement”), is by and among Birch Run Capital Advisors, LP (“Birch Run”), Springhill Investments LLC (“Springhill”) and New Walnut GP LLC (“New Walnut GP”, and together with Springhill, the “New GPs”). Birch Run and each of the New GPs are each referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, the limited partnership agreements of Torch BRC, LP (“Torch”) and Walnut BRC, LP (“Walnut” and, together with Torch, each a “Partnership” and, collectively, the “Partnerships”) contemplate the termination of their respective terms in 2021;

WHEREAS, pursuant to an Assignment, dated June 11, 2021, Torch BRC GP, LLC transferred all of the general partner interests in Torch to Springhill and Springhill became the general partner of Torch;

WHEREAS, pursuant to an Assignment, dated June 11, 2021, Walnut BRC GP, LLC transferred all of the general partner interests in Walnut to New Walnut GP and New Walnut GP became the general partner of Walnut;

WHEREAS, Birch Run no longer serves as the investment adviser of Torch or Walnut;

WHEREAS, Daniel Beltzman, one of the principals of Birch Run, is a member of the Board of Directors of Regis Corporation (the “Company”);

WHEREAS, Torch is the direct holder of 3,962,648 shares of common stock, par value $0.05 per share (“Common Stock”) of the Company;

WHEREAS, Walnut is the direct holder of 5,033,581 shares of Common Stock of the Company; and

WHEREAS, Mr. Beltzman and Birch Run have agreed not to discuss any potentially material information regarding the Company with either of the New GPs, and the New GPs desire not to receive any such information;

WHEREAS, the New GPs have determined to cause their respective Partnerships to hold their respective shares of Common Stock from the date hereof until the earlier of (A) September 30, 2021, and (B) the date that the Company files its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission (such period, the “Standstill Period”).

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Standstill.

Each of the New GPs agrees that, during the Standstill Period (as defined above), it shall not, and shall cause its respective Partnership not to, directly or indirectly, in any manner, alone or in concert with others:

(a) sell, offer, agree or propose to sell, directly or indirectly, through Torch, Walnut or otherwise, through swap or hedging transactions or otherwise, or direct any third party in the disposition of, any shares of Common Stock of the Company or any rights decoupled from the underlying Common Stock of the Company;

(b) engage in any short sale or similar transaction or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction with respect to any security (other than a broad based market basket or index)) that includes, relates to or derives any significant part of its value from an appreciation or decline in the market price or value of the Common Stock or any securities of the Company, through Torch, Walnut or otherwise;

(c) acquire, offer, agree or propose to acquire, directly or indirectly, through Torch, Walnut or otherwise, through swap or hedging transactions or otherwise, or direct any third party in the acquisition of, any shares of Common Stock of the Company or any rights decoupled from the underlying Common Stock of the Company.

2. Communication. Birch Run agrees that neither it nor any representative will provide or discuss any non-public information regarding the Company or any of its products, operations, financial condition or results, prospects, potential acquisition or dispositions or any other information that might reasonably be deemed to be material with the New GPs.

3. Joint Filing. In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to use their respective reasonable best efforts to make a joint filing on behalf of each of them of (a) a Statement of Beneficial Ownership on Schedule 13D as soon as practicable following the execution of this Standstill Agreement and (b) any amendments thereto (including any amendment required as of the end of the Standstill Period) in each case, with respect to Common Stock from the date hereof until the end of the Standstill Period. Such joint filings shall be coordinated and submitted by Birch Run and shall contain information with respect to each New GP and its respective Partnership as is reasonably acceptable to such New GP. During the Standstill Period, subject to Section 2 of this Standstill Agreement, each of the Parties hereto agrees to reasonably consult with the others with respect to filing obligations in connection with this Standstill Agreement. Each of the Parties acknowledges that it shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained in any joint filings pursuant to this Section 3 (as well as for its compliance with applicable laws, regulations, and filing requirements generally), but shall not be responsible for the completeness and accuracy of the information concerning the other Parties.

4. Representations of Birch Run. Birch Run represents and warrants to Springhill and New Walnut GP as follows: (a) Birch Run has the power and authority to execute, deliver and carry out the terms and provisions of this Standstill Agreement and to consummate the transactions contemplated hereby; (b) this Standstill Agreement has been duly and validly authorized, executed and delivered by Birch Run, constitutes a valid and binding obligation and agreement of Birch Run and is enforceable against Birch Run in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Standstill Agreement by Birch Run does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Birch Run, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which Birch Run is a party or by which it is bound.

5. Representations of Springhill. Springhill represents and warrants to Birch Run and New Walnut GP as follows: (a) Springhill is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to execute, deliver and carry out the terms and provisions of this Standstill Agreement and to consummate the transactions contemplated hereby; (b) this Standstill Agreement has been duly and validly authorized, executed and delivered by Springhill, constitutes a valid and binding obligation and agreement of Springhill and is enforceable against Springhill in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Standstill Agreement by Springhill does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Springhill, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which Springhill is a party or by which it is bound (including any employment or benefit agreement or arrangement with any employee, officer or director, and any indebtedness for borrowed money).

6. Representations of New Walnut GP. New Walnut GP represents and warrants to Birch Run and Springhill as follows: (a) New Walnut GP is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to execute, deliver and carry out the terms and provisions of this Standstill Agreement and to consummate the transactions contemplated hereby; (b) this

Standstill Agreement has been duly and validly authorized, executed and delivered by New Walnut GP, constitutes a valid and binding obligation and agreement of New Walnut GP and is enforceable against New Walnut GP in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Standstill Agreement by New Walnut GP does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to New Walnut GP, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which New Walnut GP is a party or by which it is bound (including any employment or benefit agreement or arrangement with any employee, officer or director, and any indebtedness for borrowed money).

7. Miscellaneous. The Parties agree that irreparable damage may occur in the event any of the provisions of this Standstill Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Standstill Agreement and to enforce specifically the terms and provisions of this Standstill Agreement exclusively in the Supreme Court of the State of New York or, if such court shall not have jurisdiction, any state or federal court sitting in the State of New York, in addition to any other remedies at law or in equity, and each Party agrees it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Standstill Agreement on the basis that the other Parties have an adequate remedy at law or an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity. Each of the Parties agrees to waive any bonding requirement under any applicable law if the other Party seeks to enforce the terms hereof by way of equitable relief. Furthermore, each of the Parties (a) consents to submit itself to the personal jurisdiction of the Supreme Court of the State of New York and the federal and other state courts sitting in the State of New York in the event any dispute arises out of this Standstill Agreement or the transactions contemplated by this Standstill Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Standstill Agreement or the transactions contemplated by this Standstill Agreement in any court other than such federal or state courts of the State of New York, and each of the Parties irrevocably waives the right to trial by jury, and (d) each of the Parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 8 or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PRINCIPLES THAT MAY RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served (a) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 8 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this Section 8, provide updated information for notices pursuant to this Standstill Agreement.

if to Birch Run:	Birch Run Capital Advisors, LP 405 Lexington Avenue, Suite 839 New York, NY 10174 Attention: Caren Abramovich Email: cabramovich@birchruncapital.com

With a copy (which shall not constitute notice) to:

if to Birch Run:	Akin Gump Strauss Hauer & Feld LLP 2300 N. Field Street, Suite 1800 Dallas, TX 75201-2481 Attention: Jason M. Daniel Email: jdaniel@akingump.com

if to Springhill:	One Town Square, Suite 1600 Southfield, MI 48076 Attention: James Grosfeld Email: james@grosfeld.com

With a copy (which shall not constitute notice) to:

if to Springhill:	Honigman LLP 2290 First National Building 600 Woodward Avenue Detroit, MI 48226-3506 Attention: Roger Cook Email: rcook@honigman.com

if to New Walnut GP:	655 Madison Avenue, 11th Floor New York, NY 10065 Attention: Barry Bloom Email: bbloom@tfmg.net

With a copy (which shall not constitute notice) to:

if to New Walnut GP:	Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004-2498 Attention: Joseph A. Hearn Email: hearnj@sullcrom.com

9. Entire Agreement; Amendment. This Standstill Agreement contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof. This Standstill Agreement may be amended only by an agreement in writing executed by the Parties, and no waiver of compliance with any provision or condition of this Standstill Agreement and no consent provided for in this Standstill Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

10. Severability. If at any time subsequent to the date hereof, any provision of this Standstill Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Standstill Agreement.

11. Counterparts. This Standstill Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by email transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the Parties, notwithstanding that not all Parties are signatories to the same counterpart.

12. No Third Party Beneficiaries; Assignment. This Standstill Agreement is solely for the benefit of the Parties and is not binding upon (other than successors to the Parties) or enforceable by any other persons. No Party may assign its rights or delegate its obligations under this Standstill Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Standstill Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Standstill Agreement on any persons other than the Parties, nor is anything in this Standstill Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party.

13. Interpretation and Construction. When a reference is made in this Standstill Agreement to a Section, such reference shall be to a Section of this Standstill Agreement, unless otherwise indicated. The headings contained in this Standstill Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Standstill Agreement. Whenever the words “include,” “includes” and “including” are used in this Standstill Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Standstill Agreement shall refer to this Standstill Agreement as a whole and not to any particular provision of this Standstill Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Standstill Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Standstill Agreement, and that it has executed the same with the advice of such counsel. Each Party cooperated and participated in the drafting and preparation of this Standstill Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Standstill Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Standstill Agreement shall be decided without regards to events of drafting or preparation.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Standstill Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

Birch Run Capital Advisors, LP

By:	/s/ Caren Abramovich
Name:	Caren Abramovich
Title:	Chief Operating & Compliance Officer
BRC Advisors GP, LLC, the General Partner

Springhill Investments LLC

By:	/s/ James Grosfeld
Name:	James Grosfeld
Title:	Manager

New Walnut GP LLC

By:	/s/ Barry Bloom
Name:	Barry Bloom
Title:	Manager

As Section 3 only:
BRC Advisors GP, LLC

By:	/s/ Caren Abramovich
Name:	Caren Abramovich
Title:	Chief Operating & Compliance Officer

Daniel Beltzman

/s/ Daniel Beltzman

Gregory Smith

/s/ Gregory Smith

Torch BRC, LP
By Springhill Investments LLC, its general partner

By:	/s/ James Grosfeld
Name:	James Grosfeld
Title:	Manager

James Grosfeld Trust under Agreement dated December 16, 1988, as amended

By:	/s/ James Grosfeld
Name:	James Grosfeld
Title:	Trustee

James Grosfeld

/s/ James Grosfeld

Walnut BRC, LP
By New Walnut GP LLC, its general partner

By:	/s/ Barry Bloom
Name:	Barry Bloom
Title:	Manager